Exhibit 99.1

   Blue Coat Achieves Profitability for Its Fiscal Third Quarter on Strong
                                Revenue Growth

                 Achieves Earnings Per Share of $0.16 on GAAP
                      Basis and $0.22 on Pro Forma Basis

    SUNNYVALE, Calif., Feb. 19 /PRNewswire-FirstCall/ -- Blue Coat(TM) Systems, Inc. (Nasdaq: BCSI), a leading provider of proxy appliances, today announced financial results for its third quarter ended January 31, 2004. The company reported a quarterly profit for the first time on third quarter revenue of $19.1 million, an increase of 63% compared to $11.7 million of revenue in the same quarter last year, and an increase of 43% compared to $13.4 million of revenue in the prior quarter.
    On a GAAP basis, the Company reported net income of $2.0 million, or $0.16 per fully-diluted share, compared to a net loss of $4.4 million, or $0.50 per share, in the same quarter last year, and a net loss of $2.6 million, or $0.27 per share, in the prior quarter. On a pro forma basis, which excludes the write-off of in-process technology, amortization of intangible assets, legal settlement fees, restructuring expenses, and stock compensation expense, the Company reported net income of $2.7 million, or $0.22 per fully-diluted share, compared to a pro forma net loss of $2.5 million, or $0.28 per share, in the same quarter last year, and a pro forma net loss of $0.6 million, or $0.06 per share, in the prior quarter. The Company ended the quarter with cash, cash equivalents, short-term investments, and restricted investments totaling
$37.2 million.
    "I am very excited about achieving profitability for the first time in our company's history," said Brian NeSmith, president and CEO of Blue Coat. "This profitability was a result of significant sequential revenue growth driven by better than expected spending by customers, a major new product release delivered last fall and increased awareness of the need for proxy appliances."
    Proxy appliances provided $14.9 million of revenue representing 96% of the company's product revenue. Legacy products provided $0.1 million and WinProxy software provided $0.6 million of revenue. Channel revenue represented 91% of the company's overall revenue.

    Operating Highlights

    -- New Customers -- Blue Coat signed on more than 50 new enterprise customers, including the Green Bay Packers, Hyatt Hotels, Timberland Shoe Company and CR England. Blue Coat also added a number of new federal customers to its roster, including the U.S. Supreme Court, Federal Reserve Bank and the Navy Command of Education and Training.
    -- Virus Protection -- Tennis Corporation of America (TCA) was among many customers that deployed Blue Coat during the quarter to thwart virus outbreaks, such as the recent MyDoom and Mimail viruses, from infecting the network via back door Web channels such as instant messaging and Web email. TCA selected Blue Coat to replace software-based proxy servers, which lacked performance and scalability, and proved expensive to maintain with constant patching.
    -- IE Vulnerability Defense -- Blue Coat proxy appliances safeguarded customers from a spoofing vulnerability in the Internet Explorer Web browser. The dangerous vulnerability was capable of tricking users into divulging sensitive information or downloading malicious content to the corporate network.
    -- Instant Messaging Security -- Blue Coat ProxySG(TM) appliances were also instrumental in stopping the recently discovered "BuddyLinks" adware application on corporate networks. The recently discovered form of instant messaging adware, or spIM, was found to disrupt business productivity and serves as a "proof-of-concept" for future instant messaging threats.

    Conference Call & Webcast
    The Company will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the quarterly results. Participants should call 800-967-7135 (toll-free) or 719-457-2626 (toll call), pass code:
388366. A playback of the call will be available until February 21, 2004 at midnight, and can be accessed by calling 888-203-1112 (toll-free) or 719-457-0820 with the pass code: 388366. An audio Webcast of the call will also be available at http://www.bluecoat.com/aboutus/investor_relations .

    About Blue Coat Systems
    Blue Coat enables organizations to keep "good" employees from doing "bad" things on the Internet. Blue Coat high-performance proxy appliances provide visibility and control of Web communications to address today's new business risks -- such as inappropriate Web surfing, viruses brought in via back door channels such as instant messaging and Web-based email, and network resource abuse due to peer-to-peer (P2P) file sharing and video streaming. Trusted by many of the world's most influential organizations, Blue Coat has shipped more than 18,000 proxy appliances. Blue Coat is headquartered in Sunnyvale, California, and can be reached at 408-220-2200 or www.bluecoat.com.

    FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems' expectations, beliefs, intentions or strategies regarding the future, including expectations about revenue growth and operating performance. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems' business are set forth in Blue Coat Systems' most recently filed Form 10-Q for the quarter ended October 31, 2003, and other reports filed from time to time with the Securities and Exchange Commission.

    NOTE: All trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

                           BLUE COAT SYSTEMS, INC.

                    CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Amounts in thousands)

                                                January 31,         April 30,
                                                   2004               2003
                                                (Unaudited)
    ASSETS
    Current assets:
       Cash and cash equivalents                  $35,137            $12,784
       Short-term investments                          80             10,538
       Accounts receivable, net                     7,806              8,080
       Inventories                                  1,390              1,594
       Prepaid expenses and other current assets    1,719                922
    Total current assets                           46,132             33,918

    Property and equipment, net                     2,203              3,024
    Restricted investments                          1,991              1,991
    Goodwill                                        7,712                 --
    Identifiable intangible assets, net             2,001                 --
    Other assets                                    1,021              1,059
    Total assets                                  $61,060            $39,992

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
       Accounts payable                            $2,531               $616
       Accrued payroll and related benefits         2,484              1,905
       Deferred revenue                             8,905              8,711
       Accrued acquisition costs                    5,673                 --
       Other accrued liabilities                    5,334              5,767
    Total current liabilities                      24,927             16,999

    Accrued restructuring                           3,775              5,116
    Deferred revenue                                1,769              1,100
    Accrued acquisition costs, less current
     portion                                          212                 --
    Total liabilities                              30,683             23,215

    Commitments

    Stockholders' equity:
       Common stock                                     1                  1
       Additional paid-in capital                 899,244            883,352
       Treasury stock                                (903)              (903)
       Notes receivable from stockholders             (37)               (28)
       Deferred stock compensation                 (1,141)              (607)
       Accumulated deficit                       (866,789)          (865,051)
       Accumulated other comprehensive income           2                 13
    Total stockholders' equity                     30,377             16,777
    Total liabilities and stockholders' equity    $61,060            $39,992


                           BLUE COAT SYSTEMS, INC.

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (Amounts in thousands, except per share amounts)
                                 (Unaudited)

                                       Three Months Ended  Nine Months Ended
                                           January 31,        January 31,
                                         2004      2003     2004       2003
    Net sales:
      Products                          $15,589    $9,200  $34,969    $27,062
      Services                            3,525     2,520    9,973      6,911
    Total net sales                      19,114    11,720   44,942     33,973
    Cost of goods sold                    5,577     4,119   14,272     13,177
    Gross profit                         13,537     7,601   30,670     20,796

    Operating expenses:
       Research and development           3,082     2,712    8,092      9,109
       Sales and marketing                6,314     6,202   17,606     19,743
       General and administrative         1,480     1,177    3,670      3,862
       Legal settlement fees                 --        --    1,100         --
       Write-off of in-process technology   151        --      151         --
       Amortization of intangible assets    152        --      152         --
       Restructuring expense                 --     1,273      856      1,273
       Stock compensation                   403       599      811      2,505
    Total operating expenses             11,582    11,963   32,438     36,492

    Operating income (loss)               1,955    (4,362)  (1,768)   (15,696)
    Interest income                          90       122      262        418
    Other expense                           (55)      (60)    (112)       (73)

    Net income (loss) before income
     taxes                                1,990    (4,300)  (1,618)   (15,351)
    Provision for income taxes              (28)      (52)    (120)      (137)
    Net income (loss)                    $1,962   $(4,352) $(1,738)  $(15,488)

    Basic net income (loss) per common
     share                                $0.19    $(0.50)  $(0.18)    $(1.77)
    Diluted net income (loss) per common
     share                                $0.16    $(0.50)  $(0.18)    $(1.77)

    Shares used in computing basic net
     income (loss) per common share      10,455     8,790    9,668      8,745

    Shares used in computing diluted
     net loss per common share           12,286     8,790    9,668      8,745


                           BLUE COAT SYSTEMS, INC.

               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Amounts in thousands)
                                 (Unaudited)

                                                       Nine Months Ended
                                                           January 31,
                                                     2004              2003
    Operating Activities
    Net loss                                       $(1,738)          $(15,488)
    Adjustments to reconcile net loss to net
     cash used in operating activities:
      Depreciation and amortization                  1,806              2,227
      Amortization of intangible assets                152                 --
      Write-off of in-process technology               151                 --
      Gain on disposition of equipment                 (29)                --
      Stock compensation                               811              2,505
      Restructuring expense                            856                 --
      Interest on notes receivable from stockholders    (9)               (11)
      Changes in operating assets and liabilities:
        Accounts receivable                            307             (2,905)
        Inventories                                    204                325
        Prepaid expenses and other current assets     (556)               642
        Other assets                                    44                 (4)
        Deferred revenue                               689              2,459
        Accounts payable                             1,920             (1,146)
        Accrued liabilities                         (2,517)            (3,688)
    Net cash provided by (used in) operating
     activities                                      2,091            (15,084)

    Investing Activities
    Sales of investment securities, net             10,447             11,981
    Proceeds from sales of equipment                    39                 --
    Purchases of property and equipment               (875)              (738)
    Acquisition of Ositis, net of cash acquired     (3,078)                --
    Net cash provided by investing activities        6,533             11,243

    Financing Activities
    Net proceeds from issuance of common stock         785                105
    Net proceeds equity financing                   12,944                 --
    Repayment of notes receivable                       --                 27
    Repurchase of common stock from employees           --                 (6)
    Net cash provided by financing activities       13,729                126

    Net increase (decrease) in cash and cash
     equivalents                                    22,353             (3,715)
    Cash and cash equivalents at beginning of
     period                                         12,784             12,480

    Cash and cash equivalents at end of period     $35,137             $8,765


SOURCE  Blue Coat Systems, Inc.
    -0-                             02/19/2004
    /CONTACT: Tony Thompson of Blue Coat Systems, Inc., +1-408-220-2305, or tony.thompson@bluecoat.com; or investors, JoAnn Horne of Market Street Partners, +1-415-321-2445, or joann@marketstreetpartners.com, for Blue Coat Systems, Inc./
    /Web site:  http://www.bluecoat.com /
    (BCSI)

CO:  Blue Coat Systems, Inc.
ST:  California
IN:  CPR HTS ITE MLM STW
SU:  ERN